Wachovia Bank, N.A.
Commercial Banking
FL6087
200 South Biscayne Boulevard, 15th Floor
Miami, FL 33131

Tel 305 789-1220
Fax 305 789-5036

WACHOVIA

October 16, 2006

Michael Steiner
Dryclean USA, Inc
290 NE 68th Street
Miami, FL 33138

RE: Promissory Note from Dryclean USA, Inc. ("Borrower") to Wachovia Bank, National Association ("Wachovia") in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the "Note")

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2007. In addition, this letter confirms Wachovia's waiver to forego the requirement that the Borrower maintain Windstorm insurance coverage. All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this extension.

Sincerely,

Wachovia Bank, National Association

John Costa
Senior Vice President